SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 AMENDMENT NO. 4


                                 CRIIMI MAE INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              Maryland                                    52-1622022
----------------------------------------       --------------------------------
(State of incorporation or organization)       (IRS employer identification no.)


11200 Rockville Pike
Rockville, Maryland                                         20852
----------------------------------------         ----------------------------
(Address of principal executive offices)                 (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class to be so           Name of each exchange on which each class
registered                             is to be registered
----------------------------           -----------------------------------------

Preferred Stock Purchase Rights        New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note: This Amendment No. 4 amends the Registration Statement on
Form 8-A of CRIIMI MAE Inc. (the "Company" filed with the Securities and Exchange Commission ("SEC") on January 22, 2002, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto filed with the SEC on June 13, 2002, November 15, 2002 and January 6, 2003, respectively (as so amended, the "Registration Statement"), made in connection with the Company's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange.

     This Amendment No. 4 is being filed for the purpose of providing notice that the Board of Directors of CRIIMI MAE Inc., pursuant to its authority under
Section 3(a) of that certain Rights Agreement, as amended, between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"), has determined, in connection with the Agreement and Plan of Merger dated as of October 6, 2005 (the "Merger Agreement"), among the Company, CDP Capital-Financing Inc. ("Parent") and Cadim W.F. Co. (" Merger Sub"), providing for the merger of Merger Sub into the Company (the "Merger"), that it is advisable and in the best interests of the Company Shareholders to amend the Rights Agreement to provide that (a) none of Parent, Merger Sub or any of their respective Affiliates (as defined in the Merger Agreement), individually or collectively, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), (b) a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred, no Rights shall separate from the Common Shares (as defined in the Rights Agreement) outstanding or otherwise become exerciseable pursuant to Section 7 of the Rights Agreement, and no adjustments shall be made pursuant to Section 11 of the Rights Agreement, (c) nothing in the Rights Agreement shall be construed to give any holder of Rights or any other Person (as defined in the Rights Agreement) any legal or equitable rights, remedies or claims under the Rights Agreement and (d) none of the events described in Section 13(a)(i), (ii) or (iii) of the Rights Agreement shall be deemed to have occurred, in each case solely as a result of (i) the execution and delivery of the Merger Agreement or the Voting Agreement dated as of October 6, 2005 (the "Voting Agreement"), between BREF One, LLC--Series A and Parent, or
(ii) any of the transactions contemplated by the Merger Agreement or the Voting Agreement, including but not limited to the Merger and the grant of a proxy under the Voting Agreement. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Item 1.    Description of Securities to be Registered

     Immediately prior to the execution of the Merger Agreement, on October 6, 2005, the Company entered into a Fourth Amendment to its Rights Agreement dated as of January 25, 2002, as amended on June 13, 2002 and November 15, 2002 (the "Fourth Amendment"), between the Company and Registrar and Transfer Company (the "Rights Agreement") for the purpose of amending the Rights Agreement with respect to the Merger Agreement, the Merger and the other transactions contemplated thereby. The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the full text of the Fourth Amendment.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   CRIIMI MAE INC.


                                   By:/s/ Mark Libera
                                   --------------------------------------------
                                   Name:    Mark Libera
                                   Title:   Vice President and General Counsel


Dated: October 7, 2005


                                  EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------
4.1                        Fourth Amendment to Rights Agreement, dated as of
                           October 6, 2005 between CRIIMI MAE Inc. and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on October 6, 2005)











                                       3